UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2006

VISEON, INC.
(Exact name of registrant as specified in its Charter)

Nevada	0-27106	41-1767211
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

8445 Freeport Parkway, Suite 245
Irving, Texas 75063
(Address of principal executive offices)

Registrant's telephone number, including area code: (972) 906-6300

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 of the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 1.01 Entry into a Material Definitive Agreement.

Employment Agreement for Chief Financial Officer

On July 24, 2006, Viseon, Inc., a Nevada corporation (“Viseon”), entered into an employment agreement with Brian Day, pursuant to which Mr. Day will continue to act as the Chief Financial Officer and Chief Operating Officer of Viseon. The employment agreement provides for Mr. Day to receive a base salary of $210,000, which is subject to review and a minimum cost of living increase on an annual basis. Mr. Day and his dependents will also be eligible to participate in health insurance and other employee benefit plans that are in effect from time to time for Viseon’s employees, including any applicable bonus plans. Mr. Day will be eligible to participate in a new management incentive plan, which will pay him a bonus of not less than $50,000 in his first year of participation in the plan, upon the achievement of certain goals to be established by him and Viseon. The term of the employment agreement will continue until it is terminated in accordance with its terms.

The employment of Mr. Day may be terminated at any time by Viseon or Mr. Day, with cause or without cause. Mr. Day must provide thirty days’ prior written notice to Viseon if he is voluntarily resigning his position for any reason other than “good reason” under the employment agreement. If Mr. Day’s employment is terminated by Viseon for “cause” in accordance with the employment agreement, or by Mr. Day without good reason, then Mr. Day will be entitled to receive payments equal to his base salary through the date of termination, plus all amounts earned by him under any bonus on other plans, plus an amount equal to all accrued but unused vacation, sick and personal days, and he shall retain all stock options granted to him that have fully vested as of the termination date. If Mr. Day’s employment is terminated by Viseon without cause, or by Mr. Day for good reason, then upon his execution of a release and returning company property, Mr. Day will be entitled to receive payments equal to his base salary for twelve months from the date of termination, plus a prorated amount of any bonuses earned, plus an amount equal to all accrued but unused vacation, sick and personal days, and all stock options granted to him will immediately be fully vested effective as of the termination date. If Mr. Day’s employment terminates due to his death or disability, then Mr. Day or his designated beneficiary will receive payments equal to his base salary for a six month period following the date of his death or disability, plus an amount equal to the other payments he would have received if his employment had been terminated for cause on the date of death or disability, and all stock options granted to him will immediately be fully vested effective as of the termination date.

Mr. Day also entered into an employee innovations and proprietary rights assignment agreement, as required by his employment agreement, which prohibits him from disclosing confidential information of Viseon. Mr. Day also agreed not to compete with Viseon, solicit its customers, employees and vendors, or interfere with Viseon’s relationships, during his employment with Viseon and for the two year period following the termination of his employment.

Modification of Severance Terms for Chief Technical Officer

On July 24, 2006, Viseon and John C. Harris, the Chief Technical Officer of Viseon, agreed to modify the terms of his existing employment agreement by reducing the severance amounts that are payable by Viseon following certain termination events. The terms of the employment agreement were revised such that Viseon is no longer required to pay twelve months of Mr. Harris’ base salary upon a termination of his employment (a) by Viseon for any reason other than “cause,” “disability,” voluntary resignation or death, or (b) by Mr. Harris for “good reason”. If Mr. Harris’ employment is terminated for any of those reasons, then Viseon would still be obligated to make payments to Mr. Harris equal to a prorated amount of any bonuses earned, plus all accrued but unused vacation, sick and personal days, and all stock options granted to him would become fully vested. Mr. Harris’ current base salary is $240,000. Viseon paid Mr. Harris approximately $72,700 in consideration for his agreement to modify the severance payments under the employment agreement. In addition, Viseon agreed to pay another $64,816.78 to Mr. Harris upon the earlier of (i) Viseon completing a “qualified financing” transaction, and (ii) the date on which his employment is terminated without “cause” or as a result of the death or disability. Viseon shall have no obligation to pay the additional amount to Mr. Harris if his employment is terminated for “cause” prior to the closing of a qualified financing.

Item 9.01    Financial Statements and Exhibits.

(D) Exhibits.

Exhibit 10.1	Employment Agreement between Viseon, Inc. and Brian Day, dated July 24, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISEON, INC.

Date: July 28, 2006	By:	/s/ Brian R. Day
Brian R. Day
Chief Financial Officer